EXHIBIT 99.1

For further information contact
John S. Weatherly, CFO 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Announces
Natural Gas and Crude Oil Hedges

     Natchez, MS (February 5, 2004)—Callon Petroleum Company ( NYSE: CPE / CPE.PrA) today announced it has hedged a total of 5.4 million mmBtu (million British thermal units) of natural gas production during the 15-month period from January 2004 through March 2005. The hedges were implemented through derivative transactions in the form of no-cost collars.

     The company’s natural gas hedges, by calendar quarter, consist of:

	Volume	Average	Average
Quarter	Hedged	Floor Price	Ceiling Price
Ended	(Thousand mmBtu)	(mmBtu)	(mmBtu)

3/31/04	600	$5.13	$7.23
6/30/04	1,500	$5.00	$6.08
9/30/04	1,500	$5.00	$6.08
12/31/04	1,200	$5.00	$6.25
3/31/05	600	$5.00	$7.11

	5,400

     The company also announced it has hedged approximately one million barrels of crude oil production during the 12-month period from February 2004 through January 2005. The hedges were implemented through derivative transactions in a combination of swaps and no-cost collars.

     The company’s crude oil hedges, by calendar quarter, consist of:

	Volume
	Hedged	Average	Average
Quarter	(Thousand	Floor Price	Ceiling Price
Ended	Barrels)	(per bbl)	(per bbl)

3/31/04	180	$30.10	$31.93
6/30/04	270	$30.10	$31.93
9/30/04	270	$30.10	$31.93
12/31/04	240	$30.11	$31.86
3/31/05	75	$30.12	$31.82

	1,035

     Callon Petroleum Company has been engaged in the exploration, development, acquisition and operation of oil and gas properties in the Gulf Coast region since 1950.

     This news release contains projections and other forward-looking statements, including statements regarding the company’s ability to fund its future obligations, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.

     The following page indicates a monthly detail of the hedges.

Monthly Detail of Hedges

	Natural Gas			Crude Oil			Crude Oil

	Collars (a)			Collars (b)			Swaps (b)
Delivery								Fixed
Month	mmBtu/day	Floor	Ceiling	Bbls/day	Floor	Ceiling	Bbls/day	Price

Jan-04	6,667	$5.13	$7.23	—	$—	$—	—	$—
Feb-04	6,667	$5.13	$7.23	2,000	$29.50	$32.25	1,000	$31.29
Mar-04	6,667	$5.13	$7.23	2,000	$29.50	$32.25	1,000	$31.29
Apr-04	16,667	$5.00	$6.08	2,000	$29.50	$32.25	1,000	$31.29
May-04	16,667	$5.00	$6.08	2,000	$29.50	$32.25	1,000	$31.29
Jun-04	16,667	$5.00	$6.08	2,000	$29.50	$32.25	1,000	$31.29
Jul-04	16,667	$5.00	$6.08	2,000	$29.50	$32.25	1,000	$31.29
Aug-04	16,667	$5.00	$6.08	2,000	$29.50	$32.25	1,000	$31.29
Sep-04	16,667	$5.00	$6.08	2,000	$29.50	$32.25	1,000	$31.29
Oct-04	16,667	$5.00	$6.08	2,000	$29.50	$32.25	1,000	$31.29
Nov-04	16,667	$5.00	$6.08	1,500	$29.33	$32.17	1,000	$31.29
Dec-04	6,667	$5.00	$7.11	1,500	$29.33	$32.17	1,000	$31.29
Jan-05	6,667	$5.00	$7.11	1,500	$29.33	$32.17	1,000	$31.29
Feb-05	6,667	$5.00	$7.11
Mar-05	6,667	$5.00	$7.11

(a) European style options settled at the close of the final trading day for options as to contracts for the specified delivery months.

(b) Asian style options settled based on the average daily closing price of prompt month contracts within the specified delivery month.

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